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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Vistaprint Ltd.
(Name of Issuer) Common Stock
(Title of Class of Securities) G93762204
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[     ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[     ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G93762204
1. Names of Reporting Person Alydar Capital, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 159,044
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 159,044
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 159,044
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.38%
12. Type of Reporting Person (See Instructions) IA

CUSIP No. G93762204
1. Names of Reporting Person: Alydar Partners, LLC I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 624,292
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 624,292
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 624,292
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.48%
12. Type of Reporting Person (See Instructions) IA

CUSIP No G93762204
1. Names of Reporting Person John A. Murphy I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 624,292
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 624,292
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 624,292
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.48%
12. Type of Reporting Person (See Instructions) IN

CUSIP No. G93762204
1. Names of Reporting Person Alydar Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 13,127
6. Shared Voting Power: 0
7. Sole Dispositive Power: 13,127
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 13,127
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.03%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alydar QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 133,809
6. Shared Voting Power: 0
7. Sole Dispositive Power: 133,809
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 133,809
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.32%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alydar Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 453,064
6. Shared Voting Power: 0
7. Sole Dispositive Power: 453,064
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 453,064
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 1.08%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. G93762204
1. Names of Reporting Person Alysheba Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 0
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 0
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alysheba QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 0
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 0
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alysheba Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 0
6. Shared Voting Power: 0
7. Sole Dispositive Power: 0
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 0
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0%
12. Type of Reporting Person (See Instructions) OO

CUSIP No. G93762204
1. Names of Reporting Person Alysun Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 1,967
6. Shared Voting Power: 0
7. Sole Dispositive Power: 1,967
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 1,967
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.005%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alysun QP Fund, L.P. I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 10,141
6. Shared Voting Power: 0
7. Sole Dispositive Power: 10,141
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 10,141
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.02%
12. Type of Reporting Person (See Instructions) PN

CUSIP No. G93762204
1. Names of Reporting Person Alysun Fund Limited I.R.S. Identification Nos. of above persons (entities only)
2. Check the Appropriate Box if a Member of a Group (See Instructions) (a) X (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5. Sole Voting Power: 12,184
6. Shared Voting Power: 0
7. Sole Dispositive Power: 12,184
8. Shared Dispositive Power: 0
9. Aggregate Amount Beneficially Owned by Each Reporting Person. 12,184
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
11. Percent of Class Represented by Amount in Row (9) 0.03%
12. Type of Reporting Person (See Instructions) OO

Item 1.

(a) Name of Issuer: Vistaprint Ltd.

(b) Address of Issuer’s Principal Executive Offices: Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda

Item 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P. and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysun Fund Limited and Alysheba Fund Limited. 1

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17th Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Vistaprint Ltd. Common Stock

(e) CUSIP Number: G93762204

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) Group, in accordance with §240.13d-1(b)(1)(ii)(J).
________________________
1 John A. Murphy disclaims beneficial ownership of the securities.

Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
Alydar Capital, LLC: 159,044 shares
Alydar Partners, LLC: 624,292 shares
Alydar Fund, L.P.: 13,127 shares
Alydar QP Fund, L.P.: 133,809 shares
Alysheba Fund, L.P.: 0 shares
Alysheba QP Fund, L.P.: 0 shares
Alysun Fund, L.P.: 1,967 shares
Alysun QP Fund, L.P.: 10,141 shares
Alydar Fund Limited: 453,064 shares
Alysheba Fund Limited: 0 shares
Alysun Fund Limited: 12,184 shares
John A. Murphy2: 624,292 shares
(b) Percent of class: 1.48%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote. 0
(ii) Shared power to vote or to direct the vote. 624,292
(iii) Sole power to dispose or to direct the disposition of. 0
(iv) Shared power to dispose or to direct the disposition of. 624,292
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote. 0
(ii) Shared power to vote or to direct the vote. 624,292
(iii) Sole power to dispose or to direct the disposition of. 0
(iv) Shared power to dispose or to direct the disposition of. 624,292

Item 5.      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]

Item 6.      Ownership of More than Five Percent on Behalf of Another Person. N/A

________________________
2 John A. Murphy disclaims beneficial ownership in the securities.

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.      Identification and Classification of Members of the Group N/A

Item 9.      Notice of Dissolution of Group N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2009
ALYDAR CAPITAL, LLC /s/ Paul J. Pitts
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member
ALYDAR PARTNERS, LLC /s/ Paul J. Pitts

By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member

ALYDAR FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts

_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts

_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
_____________________________________________________________________________________
Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSHEBA QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYSUN QP FUND, L.P.

By: ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Manager

ALYDAR FUND LIMITED

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSHEBA FUND LIMITED

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director

ALYSUN FUND LIMITED

/s/ Paul J. Pitts
_____________________________________________________________________________________
By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Director